Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
TerraForm Power, Inc.:

We consent to the use of our report dated March 12, 2015, except as to Notes 2, 5, 9, 12, 18 and 19, which are as of May 6, 2015, with respect to the consolidated balance sheets of TerraForm Power, Inc. as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2014, incorporated herein, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

McLean, Virginia
June 17, 2015